As filed with the Securities and Exchange Commission on February 14, 2020

Registration No. 333-183476

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-183476

UNDER

THE SECURITIES ACT OF 1933

Verisk Analytics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-2994223
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

545 Washington Boulevard

Jersey City, NJ 07310-1686

(Address of Principal Executive Offices)

Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan

Verisk UK Sharesave Plan

Verisk Singapore 2020 Employee Share Purchase Plan

(Full title of the plans)

Kenneth E. Thompson

Executive Vice President, General Counsel and Corporate Secretary

545 Washington Boulevard

Jersey City, NJ 07310-1686

(212) 469-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jeffrey P. Crandall

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Verisk Analytics, Inc., a Delaware corporation (the “Company” or the “Registrant”), registered, pursuant to a Registration Statement on Form S-8 filed on August 22, 2012 (No. 333-183476) (the “Registration Statement”), the offer and sale of up to 2,000,000 shares of Class A Common Stock, par value $0.001 per share (“Common Stock”), of the Company issuable under the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan (the “ESPP”), and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the ESPP by reason of any stock dividend, stock split or other similar transaction. On June 8, 2018, the Company amended the ESPP to reduce the maximum number of shares of Common Stock available for issuance under the ESPP from 2,000,000 to 1,500,000 (the “ESPP Amendment #1”). On June 8, 2018, the Company adopted the Verisk UK Sharesave Plan (the “UK Sharesave Plan”). Pursuant to Post-Effective Amendment #1 to the Registration Statement filed on June 25, 2018 and as a result of the adoption of the ESPP Amendment #1 and the UK Sharesave Plan, 500,000 of the shares of Common Stock that were previously registered under the Registration Statement to be offered and sold pursuant to the ESPP are now available for issuance pursuant to the UK Sharesave Plan, and the number of shares of Common Stock available for issuance under the ESPP and UK Sharesave Plan in the aggregate was equal to the number of shares of Common Stock originally registered under the Registration Statement, with 1,500,000 shares of Common Stock available for issuance under the ESPP and 500,000 shares of Common Stock available for issuance under the UK Sharesave Plan.

On February 14, 2020, the Company amended the ESPP to further reduce the maximum number of shares of Common Stock available for issuance under the ESPP from 1,500,000 to 1,400,000 (the “ESPP Amendment #2”). On February 14, 2020, the Company adopted the Verisk Singapore 2020 Employee Share Purchase Plan (the “Singapore ESPP”). As a result of the adoption of the ESPP Amendment #2 and the Singapore ESPP, 100,000 of the shares of Common Stock that were previously registered under the Registration Statement to be offered and sold pursuant to the ESPP are now available for issuance pursuant to the Singapore ESPP, and the number of shares of Common Stock available for issuance under the ESPP, UK Sharesave Plan and Singapore ESPP in the aggregate is equal to the number of shares of Common Stock originally registered under the Registration Statement, with 1,400,000 shares of Common Stock available for issuance under the ESPP, 500,000 shares of Common Stock available for issuance under the UK Sharesave Plan and 100,000 shares of Common Stock available for issuance under the Singapore ESPP.

PART II

Item 8. Exhibits.

Exhibit Number

99.1	Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit 99.1 to Registrant’s Form S-8 filed on August 22, 2012)

99.2	Amendment to the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to Registrant’s Post-Effective Amendment No. 1 to Form S-8 filed on June 25, 2018)

99.3	Verisk UK Sharesave Plan (incorporated by reference to Exhibit 99.3 to Registrant’s Post-Effective Amendment to Form S-8 filed on June 25, 2018)

99.4	Amendment No. 2 to the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan (filed herewith)

99.5	Verisk Singapore 2020 Employee Share Purchase Plan (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on this 14th day of February, 2020.

Verisk Analytics, Inc.

By:	/s/ Kenneth E. Thompson
	Name:	Kenneth E. Thompson
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Scott G. Stephenson Scott G. Stephenson	Chairman, President and Chief Executive Officer (Principal Executive Officer)	February 14, 2020

/s/ Lee M. Shavel Lee M. Shavel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 14, 2020

/s/ David J. Grover David J. Grover	Controller and Chief Accounting Officer (Principal Accounting Officer)	February 14, 2020

/s/ Christopher M. Foskett Christopher M. Foskett	Lead Independent Director	February 14, 2020

/s/ Annell R. Bay Annell R. Bay	Director	February 14, 2020

/s/ Frank J. Coyne Frank J. Coyne	Director	February 14, 2020

/s/ Bruce Hansen Bruce Hansen	Director	February 14, 2020

/s/ Kathleen A Hogenson Kathleen A. Hogenson	Director	February 14, 2020

/s/ Constantine P. Iordanou Constantine P. Iordanou	Director	February 14, 2020

/s/ Laura K. Ipsen Laura K. Ipsen	Director	February 14, 2020

/s/ Samuel G. Liss Samuel G. Liss	Director	February 14, 2020

/s/ Andrew G. Mills Andrew G. Mills	Director	February 14, 2020

/s/ Therese M. Vaughan Therese M. Vaughan	Director	February 14, 2020

/s/ David B. Wright David B. Wright	Director	February 14, 2020